Exhibit 99.2

OncBioMune Appoints Dr. Mick Ruxin as President & CEO and

Jeffrey Busch as Chairman of the Board

Golden, Colorado - June 10, 2020 - OncBioMune Pharmaceuticals, Inc. (OTC: OBMP) (“OncBioMune”) today announced the appointment of Mick Ruxin, M.D. as President & CEO and Mr. Jeffrey Busch as Chairman of the Board upon closing of its previously announced asset purchase agreement (Link: https://www.accesswire.com/593012/OncBioMune-Announces-Closing-of-Asset-Purchase-Agreement-with-Avant-Diagnostics).

“The closing of this transaction and appointment of Jeff and myself to the Company is a significant change in our corporate structure, which will allow us to deliver on the next stage of our growth plan–to provide our Patented, Proteomic-based, Theralink® assay initially to breast cancer patients, and eventually to other cancers.  We have assembled an outstanding team of dedicated professionals to execute our business plan. OncBioMune’s new team has the potential to substantially reduce the morbidity and mortality of cancer patients,” said Mick Ruxin, M.D., OncBioMune’s newly appointed President and CEO. “Our Theralink® assay is the next generation of testing for cancer patients, going well beyond genomic testing. Theralink provides an entirely new and powerful source of precision medicine that may assist the physician and biopharmas in data-driven insights for treatment decision support and may enable new Companion Diagnostics and predictive protein biomarker-based therapy selection for biopharmas and physicians.”

Dr. Ruxin was previously Chairman, CEO, and Founder of Global Med Technologies, Inc. (GLOB) where he grew GLOB from a foundational concept to an international medical software company, specializing in FDA approved software, with specific diagnostic capabilities, and serving over 30 countries on 4 continents. Under his leadership, GLOB had its initial financing, its public offering and subsequent follow-on financings.

Dr. Ruxin also founded PeopleMed, Inc., a validation and chronic disease management software subsidiary of GLOB. In addition, he conceived and executed the acquisition and financing of Inlog, a French software company serving the EU, becoming the Directeur General and responsible for European Operations, and eDonor, a US based regulated software company serving domestic and international blood donor centers. Prior to Dr. Ruxin engineering the sale of GLOB to a NYSE company, Haemonetics Corp. (HAE), he led his team to national prominence by being awarded the #1 position in quality of product and customer service against billion dollar software companies, rated by an industry-respected, independent software rating service.

Before founding Global Med Technologies, Dr. Ruxin founded and was President and CEO of DataMed International, Inc. (DMI), a private, international drugs of abuse management company (from 1989-1997). DMI’s clients included FedEx, International Multi-Foods, Los Alamos National Laboratories, Chevron, ConAgra, Nestles and AT&T, among over 500 other companies. Dr. Ruxin was one of the first 10 certified Medical Review Officers in the country, and he participated in writing the Federal legislation for drugs of abuse testing.

Mr. Jeffrey Busch, newly appointed Chairman of the Board commented, “I am pleased to join Mick and the rest of the team as together we strive to deliver to market next generation technology for cancer testing. Leveraging my experience in the healthcare space, I look forward to guiding management as we implement our business model.”

Mr. Jeffrey Busch is the current Chairman and CEO of Global Medical REIT, a NYSE listed (NYSE:GMRE) and publicly traded company, which acquires licensed medical facilities. Mr. Busch has been a Presidential Appointee, entrepreneur and active investor in various asset classes, including medical and pharmaceutical since 1985.

Mr. Busch has had a distinguished career in public service, which included serving as a Chief of Staff to a United States Congressman and serving in senior positions in two U.S. Presidential Administrations. Mr. Busch oversaw hundreds of millions of dollars in economic development programs. Mr. Busch represented the United States before the United Nations in Geneva, Switzerland. Mr. Busch has served as a top advisor to several publicly traded medical companies and has worked in the medical, blood supply and management field.

Mr. Busch also served as President of Safe Blood International Foundation, where he oversaw the establishment of medical facilities in 35 developing nations, including China, funded by the U.S. Center for Disease Control, USAID, Chinese government and corporate and private entities.

About Avant Diagnostics, Inc.

Avant Diagnostics, Inc. is a molecular profiling company, located in Golden, Colorado, that specializes in biomarker assay services that target multiple areas of oncology. Avant provides precision oncology data through its Theralink® assays to assist the biopharmaceutical industry and clinical oncologists in identifying likely responders, initially for breast cancer, to over 70 FDA-approved drug treatments. This technology is instrumental in the development of Companion Diagnostics for molecular-targeted therapies. Theralink® empowers community physicians and clinical trial investigators with actionable information to make time-sensitive treatment decisions for their patients. Theralink® is designed to inform physicians which treatments are likely to be effective for their patients at any given moment in time, and to also identify which treatments are likely to be ineffective. These data insights have the potential to improve treatment efficacy and reduce side effects by foregoing ineffective therapy. For further information please visit http://www.avantdiagnostics.com.

About OncBioMune Pharmaceuticals, Inc.

OncBioMune Pharmaceuticals was a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, based on its proprietary therapeutic cancer vaccine technology designed to stimulate the immune system to attack tumor cells without damaging healthy tissue.

OncBioMune now brings industry-transforming proteomic technology to precision medicine, in its Golden, Colorado laboratory.  We intend to improve cancer outcomes for patients, reveal therapeutic options for oncologists, and support biopharmaceutical drug development by using a beyond-genomic approach to molecular profiling, in our Golden, Colorado laboratory. For further information, please contact Andrew “Al” Kucharchuk, OncBioMune’s acting CFO, at akucha1.obmp@gmail.com.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by OncBioMune Pharmaceuticals with the Securities and Exchange Commission. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business and although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.